EXHIBIT 99.1

SCHEDULED FOR RELEASE THURSDAY, FEB 19 - 8:35 A.M. EASTERN	SOURCE: POWER3 MEDICAL PRODUCTS, INC.

Power3 Medical President Releases General Corporate Update

Leader in Neurodegenerative Disease and Cancer Biomarker Research and Diagnostic Tests is Ready to Introduce NuroPro® and BC-SeraPro™ Blood Test Products to Market

HOUSTON, Feb. 19, 2009 -- Power3 Medical Products, Inc., (OTC BB: PWRM), a leading bio-medical company, engaged in the research and commercialization of blood protein biomarkers and diagnostic blood tests, announced today that the Company completed a business and marketing plan to support the introductory launch of its NuroPro and BC-SeraPro blood tests to the health care industry. In addition, Power3 announced it has significantly reduced its monthly overhead, or “burn rate”, resulting in a leaner company with more cost-effective operations. The management of Power3 feels that these adjustments will ultimately enhance shareholder value and enable PWRM to successfully transition to a revenue-producing company in 2009.

Following the departure of Power3’s former CEO in September 2008, Dr. Ira L. Goldknopf assumed multiple roles for the Company including that of President, Chief Scientific Officer and Director. Helen R. Park, with whom Goldknopf co-founded a predecessor company to Power3, has assumed the role of interim CEO. Since the change in management, Goldknopf and Park have spearheaded actions that have generated positive results for the Company. They obtained an infusion of capital from accredited investors, the details for which will be in upcoming financial filings made by Power3. In addition, they achieved a significant reduction in the Company’s monthly overhead by downsizing office and lab space and through a temporary cutback in personnel. Also, they achieved a reduction of debt, by paying off smaller vendor accounts and by making payments on the Company’s larger accounts, in part through the utilization of the remainder of shares available under the Company’s stock incentive plan.

“In the second half of 2008,” commented Dr. Goldknopf, President and Chief Scientific Officer for Power3, “We took careful stock of where the Company was, where we wanted to go, and how best to get there in today’s economic climate. We focused our attention on the planned launch of Power3’s diagnostic blood tests for Alzheimer’s and Parkinson’s diseases (NuroPro®), and for Breast Cancer (BC-SeraPro™), and the ensuing potential commercial impact in the U.S. and around the world.”

Power3 Medical also asserted today that it has remained current with its financial filing obligations, retaining its EDGAR-reporting status, as is required for all OTC Bulletin Board listed stocks. The Company is currently in the process of completing an annual audit in advance of its 10-K filing for fiscal year 2008. A special shareholder meeting was also held in January 2009, where management of Power3 gained overwhelming approval to increase authorized shares of the Company’s common stock. Further details from this meeting are being made available in filings made by the Company.

About Power3 Medical Products, Inc.

Power3 Medical Products (www.power3medical.com) is a leading bio-medical company engaged in the commercialization of neurodegenerative disease and cancer biomarkers, pathways, and mechanisms of diseases, accomplished through the development of diagnostic tests and drug targets. Power3's patent-pending technologies are being used to develop screening and diagnostic tests for the early detection and prognosis of disease, as well as to identify protein biomarkers and drug targets. Power3 expects to complete phase II clinical validation trials of its blood serum diagnostics for Alzheimer’s and Parkinson’s diseases (NuroPro) in 2009, which will be followed by a filing with the FDA. Power3 operates a state-of-the-art CLIA certified laboratory in The Woodlands (Houston), Texas. Power3 continues to evolve and enhance its IP portfolio, employing sensitive and specific combinations of biomarkers that it has discovered in a broad range of diseases. Power3 utilizes these biomarkers as the basis of highly selective blood-based tests for ALS, Alzheimer's and Parkinson's diseases, as well as breast cancer.

Safe Harbor Statement:

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement contained herein. Specific forward looking statements made in this news release include, but are not limited to, the statement that Power3 is ready to begin marketing, and the launch of its NuroPro and BC-SeraPro blood test kits to the health care industry.

Contact:

Helen Park, CEO
281-466-1600
hpark@power3medical.com

Investor Relations:

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